UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 6, 2013

THESTREET, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

0-25779 (Commission File Number)	06-1515824 (IRS Employer Identification No.)

14 WALL STREET, 15TH FLOOR
NEW YORK, NEW YORK 10005
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (212) 321-5000

NA
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Officer

On February 6, 2013, TheStreet, Inc. (the “Company”) issued a press release announcing the appointment of John C. Ferrara as the Company’s Chief Financial Officer, to be effective following the previously announced departure of Tom Etergino, the Company’s current Chief Financial Officer, which is expected to occur in the first quarter of 2013 following the Company’s filing of its Annual Report on Form 10-K for 2012.

Prior to joining the Company, Mr. Ferrara, age 61, served as Chief Operating Officer of Invmetrics Holdings, Inc. (formerly Rogerscasey Inc.) from March 2011 to February 2013.  He was Chief Financial Officer of EDGAR Online, Inc. from March 2008 to March 2010 and Interim Chief Financial Officer at GAMCO Investors, Inc. from May 2006 to July 2007. From April 2010 to February 2011, Mr. Ferrara served as an independent adviser and consultant to technology companies.

There are no family relationships between Mr. Ferrara and any director or executive officer of the Company that are required to be disclosed pursuant to Item 401(d) of Regulation S-K.  There are no related party transactions involving the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K related to Mr. Ferrara.

In connection with Mr. Ferrara’s appointment, the Company and Mr. Ferrara entered into a letter agreement effective February 1, 2013 (the “Letter Agreement”) that sets forth the terms and conditions of his employment.  Under the Letter Agreement, Mr. Ferrara will receive an annual base salary of $220,000, and a new hire bonus of $10,000.  Mr. Ferrara will be eligible for an annual bonus that has a target payment of 40% of his base salary, subject to the satisfaction of individual and company performance goals or criteria as may be established by the Compensation Committee of the Company’s Board of Directors and the terms and conditions of the Company’s bonus plan.

Mr. Ferrara will receive a new-hire option grant of 325,000 shares (the “Option”) that vests over a period of four years as follows: 25% of theshares underlying the Option will vest on the one year anniversary of the date Mr. Ferrara commences employment, and the remaining shares will vest in equal installments over the 36 months thereafter on the anniversary of the date Mr. Ferrara commences employment (or the last day of the month, if necessary), subject to Mr. Ferrara’s continued employment with the Company.  The Option will be a nonqualified and non-plan grant intended to constitute an “inducement award” in reliance on Nasdaq Rule 5635(c)(4).

The Letter Agreement provides that if Mr. Ferrara’s employment with the Company or a successor is terminated by the Company or successor without cause (as defined in the agreement evidencing the Option) and he executes a release agreement in favor of the Company, then he will be entitled to (i) receive a lump-sum severance payment equal to six months of his then-current base salary (the six months increases to twelve months if the termination occurs during the period commencing 15 days prior to a change of control, as defined for the Option, and ending on the twelve month anniversary of the change of control); and (ii) Company-paid COBRA premiums for up to the same number of months of the severance payment (six months or twelve months).  The agreement evidencing the Option also contains restrictive covenants prohibiting Mr. Ferrara from competing with the Company for a period equal to the number of months of severance (six or twelve months) or soliciting its employees, clients or vendors for a period of one year after his termination date.

Item 8.01  Other Events.

On February 6, 2013, the Company issued a press release in the form attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

Exhibit Number	Description
99.1	Press Release dated February 6, 2013 announcing appointment of John C. Ferrara as Chief Financial Officer
SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THESTREET, INC. (Registrant)

Date: February 6, 2013
By: /s/ Erwin Eichmann
Erwin Eichmann
Vice President and General Counsel